Exhibit 23.2


                         INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Automatic Data Processing, Inc. on Form S-8 of our reports dated August 14, 1996 (which expresses an unqualified opinion and includes an explanatory paragraph relating to changes in accounting principles for postemployment benefits other than pensions and for income taxes), appearing in and incorporated by reference in the Annual Report on Form 10-K of Automatic Data Processing, Inc. for the year ended June 30, 1996 and to the reference to us as experts in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
New York, New York
October 11, 1996